SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36878	20-8627710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 313-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 7, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of National Commerce Corporation (the “Company”) approved the payment of a special one-time cash bonus to certain executive officers of the Company, including the Company’s “named executive officers,” John H. Holcomb, III, Chairman and Chief Executive Officer; Richard Murray, IV, President and Chief Operating Officer; and William E. Matthews, V, Vice Chairman and Chief Financial Officer. The payments were based on a number of factors deemed relevant by the Compensation Committee, including (i) the overall performance of the Company in 2016; (ii) the growth in the Company’s diluted earnings per share during 2016 of approximately fifty-eight percent (58%); and (iii) the amounts that would have been payable to the officers under the Company’s 2016 cash incentive program in the absence of a predetermined cap on such payments. The amount of the special bonus payments were $200,000 for Mr. Holcomb and $100,000 for each of Messrs. Murray and Matthews. Payment of the bonuses was subject to the confirmation of the Company’s 2016 performance by the Company’s external audit firm, which confirmation was received by the chairman and one other member of the Compensation Committee on March 7, 2017. The special bonus payments were made in addition to, and did not affect, any other payments owed or paid to the named executive officers pursuant to the Company’s other cash and equity incentive plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATIONAL COMMERCE CORPORATION

March 10, 2017	By:	/s/ Richard Murray, IV
Richard Murray, IV
President and Chief Operating Officer